Exhibit 10.1

Research Agreement

This Research Agreement (the “Agreement”) is effective on the date of the last authorized signature below (the "Effective Date"), between Sunshine Biopharma, Inc. (“Sponsor”), with offices located at 6500 Trans-Canada Highway, 4th Floor, Pointe-Claire, Quebec, H9R 0A5, Canada, and the Arizona Board of Regents on behalf of the University of Arizona, an Arizona body corporate ("University"), with offices located at University Services Building Room 510, 888 N. Euclid Ave., Tucson, Arizona 85719.

☒	If checked, this Agreement is also subject to additional terms and conditions set forth in the attached Exhibit C. In the event of a conflict between any specific terms or conditions in this Agreement and Exhibit C, Exhibit C shall govern.

The parties hereby agree as follows:

1.	Scope of Work and Payment

1.1	Research Project. The University will use reasonable efforts to perform the research project as described in the Statement of Work (the “SOW”) incorporated herein by reference as “Exhibit A: Research Project Statement of Work dated November 15, 2021” (the “Research Project”), in consideration for Sponsor making the payments in accordance with the milestones (the “Milestones”) specified in the SOW as described in Exhibit B (the “Costs of Research”). Unless otherwise set forth on Exhibit B, payments will be due within 30 days of the date of the University’s invoice. The Research Project will be supervised by Gregory Thatcher, Ph.D., employed by University (the “Principal Investigator”).

1.2	Reports. During the Term of this Agreement, the University shall provide the Sponsor with brief bi-weekly email reports outlining the work performed to date, the results obtained and planned next steps (the “Reports”). Such Reports shall be used by the University and Sponsor to make decisions in respect of the Milestones and make adjustments to the SOW, if necessary. A final report shall be in the form of manuscript for a publication to be co-authored by University and Sponsor scientists and prepared by the University within sixty (60) days following completion of the Research Project (the “Final Report”).

1.3	Non-Exclusivity of Research. Both parties acknowledge and agree that each party may engage in other research that is similar to the Research Project but not involving the same compounds of the Research Project, funded by public or private sources and conducted separately, and the other party has no rights or obligations with respect to such separate research.

1.4	Equipment and Supplies. Equipment and supplies purchased specifically to conduct the Research Project belong to University at the termination of this Agreement.

2.	Term and Termination

2.1	Term. This Agreement begins on the Effective Date and will expire upon completion of the work specified in the SOW and delivery of the Final Report to Sponsor(the “Term”), unless sooner terminated in accordance with the provisions of this Section 2.

2.2	Termination for Convenience. Either party may terminate this Agreement at any time upon ninety (90) days written notice to the other party. Sponsor may terminate this Agreement at any time upon thirty (30) days written notice to the University if it determines that the research results do not favorably support the development of a commercially viable drug based on the science of the Research Project.

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2.3	Termination for Breach. Either party may terminate this Agreement in the event the other party commits a material breach of any of the terms or conditions of this Agreement, and fails to remedy such breach within thirty (30) days after receipt of written notice from the other party. The right to terminate for material breach is in addition to any other remedies which a party may have at law or in equity.2.4 Effect of Termination. Upon any expiration or termination of this Agreement, University will work to close down the Research Project, including termination of any obligations in force (except those that are non-cancelable), and will notify Sponsor of those obligations remaining as of the date of termination. Sponsor will pay University all Costs of Research incurred by University up to the date of termination. Further, if Sponsor terminates for its convenience or if University terminates for Sponsor’s material breach, Sponsor will reimburse University for all costs associated with termination. Termination or expiration of this Agreement will not affect the rights and obligations of the parties that have accrued prior to the termination date, including non-cancellable commitments, and specifically the obligations set forth in Sections headed Confidentiality Obligations, Indemnification and Limitation of Liability and General Provisions will survive termination or expiration. If Sponsor terminates this Agreement prior to completion of the Research Project or if University terminates for material breach by Sponsor, the Intellectual Property rights set forth in the Section headed Intellectual Property will terminate; otherwise these rights will survive expiration of the Agreement.

3.	Research Results

Sponsor and University agree that, in exchange for paying the Costs of Research, Sponsor may use the results of the research (“Research Results”) for any purpose, but may not publish Research Results prior to Principal Investigator’s publication of Research Results. The University retains ownership of the Research Results, and the right to publish as set forth in Section 5. Any Research Result that also constitutes Intellectual Property as set forth in Section 4.1 below is considered Intellectual Property, and is subject to the terms set forth in Section 4 below.

4.	Intellectual Property

4.1	Ownership of Intellectual Property. The parties acknowledge that inventions, discoveries, and other technology that is patentable, or that is copyrightable software (“Intellectual Property”) may arise from the Research Project. University owns all Intellectual Property invented or authored by University personnel under the Research Project (“University Intellectual Property”). The parties will jointly own all Intellectual Property invented or authored jointly by University personnel and Sponsor personnel under the Research Project (“Joint Intellectual Property”). Inventorship and authorship will be determined in accordance with United States intellectual property laws. This Agreement does not grant either party any rights to any pre-existing Intellectual Property or to any Intellectual Property developed outside the scope of the Research Project.

4.2	Disclosure and Filing. All Intellectual Property arising from University’s performance of the Research Project will be disclosed to University’s tech transfer organization, Tech Launch Arizona, who will promptly provide Sponsor with a confidential written disclosure of the Intellectual Property. The University may file for patent or other protection for University Intellectual Property at its discretion, or at the request of the Sponsor. Sponsor will reimburse University for fees and expenses associated with patent prosecution or other protection if such actions are taken at Sponsor request, or if Sponsor seeks a license under Section 4.3. University will control patent prosecution on any University Intellectual Property. If Sponsor is reimbursing University, the parties will collaborate during the patent prosecution process, and the University will consider all of Sponsor’s input in good faith.

4.3	License to Intellectual Property. The University grants to Sponsor a non-exclusive right to use the University Intellectual Property for internal research purposes. The University also grants to Sponsor the first option to negotiate for a commercial, royalty-bearing license .under University Intellectual Property and University’s rights in Joint Intellectual Property within the field of use and territory to be mutually agreed by the parties. Sponsor may exercise this option by submitting a request in writing to University, and the parties will negotiate such license arrangement in good faith and on commercially reasonable terms. The option must be exercised in writing within three (3) months after completion of the Research Project and delivery of final report to Sponsor as specified in Section 2.1 (“Option Period”). If Sponsor fails to exercise the option within the Option Period, or if the parties do not reasonably agree on terms for a license within three (3) months after the date the Sponsor exercises the option, the University will have no further obligation to Sponsor with respect to a commercial license to that Intellectual Property.

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4.4	Retained Rights. Without limiting any other rights it may have and even if Sponsor exercises its option as set forth in Section 4.3 above, the University specifically reserves the right in and to the University Intellectual Property and Joint Intellectual Property for any research, public service, and/or educational purposes, and to grant licenses to other academic institutions for these same reserved rights.

5.	Publication

Notwithstanding anything to the contrary in this Agreement, the University and its employees have the right, at their discretion, to release information or to publish any data, writings, or material resulting from the Research Project, including Research Results and Intellectual Property, and to use it in any way for its educational and research purposes.  The University will furnish the Sponsor with a copy of any proposed publication in advance of the proposed publication date and grant the Sponsor thirty (30) days for review and comment. Within this period, the Sponsor may request the University, in writing, to delay such publication for a maximum of an additional (60) days in order to protect the potential patentability of any invention described therein. Such delay will not, however, be imposed on the filing of any student thesis or dissertation. Sponsor’s failure to object to a publication or presentation within the thirty (30) day period above will be deemed acceptance by Sponsor.

6.	Public Statements; Use of Names and Logos

6.1	No Use of Names or Logos. Neither party is permitted to use the names, logos, or other identifiers associated with the other party without such party’s express prior written consent in each instance.

6.2	Press Releases. Except as required by law, neither party will issue any press release or other public statements in connection with this Agreement or the Research Project without the other party’s prior written consent. University will acknowledge Sponsor’s support of the Research Project in scientific publications and communications. All statements by the parties will accurately describe the scope and nature of their participation. University may, without prior consent from Sponsor, list Research Project title, amount awarded, Sponsor name, and Principal Investigator(s) names and department(s) affiliation(s) in its reports, which while not disseminated, are available to the public.

6.3	No University Endorsements. In no event shall Sponsor (or its successors, employees, agents or contractors) state or imply in any publication, advertisement, or other medium that the University approved or endorsed any product or service. In no event shall the University’s performance of the Research Project be considered the basis for any endorsement of a product or service.

7.	Indemnification, Limitation of Liability, Limitation of Remedies, and Insurance

7.1	Indemnification by Sponsor. Sponsor will indemnify, defend and hold harmless Principal Investigator and University, its governing board, officers, agents, and employees, from any liability, loss or damage they may suffer as the result of claims, demands, costs or judgments against them arising out of either party’s performance of the Research Project pursuant to this Agreement, and/or Sponsor’s use of the University Intellectual Property, Joint Intellectual Property, Research Results, or other information or materials provided under this Agreement, provided, however, that any such liability, loss, or damage resulting from the following are excluded from this agreement to indemnify and hold harmless: (a) University’s failure to adhere to the terms of the Research Project Statement of Work in all material respects; (b) University’s failure to comply with any applicable law or regulation; or (c) negligence or willful misconduct in the performance of this Agreement by the Principal Investigator, University, or its board, officers, agents, or employees as determined by a court of law. Principal Investigator and University agree to notify Sponsor promptly of any such claim or action, and to cooperate with and to authorize Sponsor to carry out the sole management and defense of such claim or action. Sponsor will not compromise or settle any claim or action without the prior written approval of each of the following if they are a named party: Principal Investigator, University, its governing board, officers, agents, or employees.

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7.2	Disclaimer of Warranties and Limitation of Liability. SPONSOR ACKNOWLEDGES THAT THE WORK SET FORTH IN THE RESEARCH PROJECT IS EXPERIMENTAL IN NATURE AND THAT UNIVERSITY MAKES NO WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, REGARDING THE RESEARCH PROJECT, RESEARCH RESULTS, THE UNIVERSITY INTELLECTUAL PROPERTY, JOINT INTELLECTUAL PROPERTY, OR OTHER RESULTS PROVIDED BY THE UNIVERSITY UNDER THIS AGREEMENT.

7.3	Limitation of Remedies. IN THE EVENT OF THE UNIVERSITY’S BREACH OR FAILURE TO PERFORM ANY OBLIGATION UNDER THIS AGREEMENT, THE UNIVERSITY’S ENTIRE LIABILITY AND SPONSOR’S EXCLUSIVE REMEDY SHALL BE, AT THE UNIVERSITY’S OPTION, EITHER (I) RETURN OF THE MONETARY CONSIDERATION PAID TO THE UNIVERSITY UNDER THIS AGREEMENT OR (II) THE UNIVERSITY’S PERFORMANCE OF ANY OBLIGATION THAT FAILED TO SATISFY THE TERMS OF THIS AGREEMENT.

7.4	Insurance. At all times during the Term, Sponsor shall obtain and keep in full force and effect, general and professional liability insurance, including coverage for death, bodily or personal injury, and property damage, including products liability, with limits of not less than $3,000,000 per each occurrence and $5,000,000 in the aggregate.

8.	General Provisions

8.1	Applicable Law and Venue. This Agreement will be interpreted pursuant to the laws of the State of Arizona, where the Research Project is performed. Any arbitration or litigation between the parties will be conducted in Pima County, Arizona, and Sponsor hereby submits to venue and jurisdiction in Pima County, Arizona. This Agreement may be subject to mandatory non-binding arbitration in accordance with applicable law.

8.2	Non-Discrimination. The parties agree to be bound by state and federal laws and regulations governing equal opportunity and non-discrimination and immigration.

8.3	Conflict of Interest. This Agreement is subject to the provisions of A.R.S. 38-511. Within three years from the Effective Date, the University may cancel this Agreement if any person significantly involved in negotiating, drafting, securing or obtaining this Agreement for or on behalf of the University becomes an employee in any capacity of Sponsor or a consultant to Sponsor with reference to the subject matter of this Agreement while the Agreement or any extension thereof is in effect.

8.4	Notices. Notices will be in writing and deemed effective when sent, postage prepaid to:

If to Sponsor:

Sunshine Biopharma Inc.

6500 Trans-Canada Highway, 4th Floor

Pointe-Claire, Quebec H9R 0A5

CANADA

If to University (Notices and Correspondence):

UAHS Contracts

1670 E. Drachman Street, 9th Floor

P.O. Box 210216

Tucson, Arizona 85721

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8.5	Entire Agreement; Modifications. This Agreement embodies the entire understanding of the parties and supersedes any other agreement or understanding between the parties relating to the subject matter hereof. There are no additional or supplemental agreements related to the subject matter hereof. No waiver, amendment or modification of this Agreement will be valid or binding unless written and signed by the parties. Waiver by either party of any breach or default of any clause of this Agreement by the other party will not operate as a waiver of any previous or future default or breach of the same or different clause of this Agreement. In the event Sponsor issues a purchase order or instrument concerning the subject of this Agreement, the parties expressly agree that the terms and conditions in such purchase order or instrument will have no force or effect.

8.6	Export Laws. The parties acknowledge that this Agreement is subject to compliance with applicable United States laws, regulations, or orders including those that may relate to the export of technical data and equipment, such as International Traffic in Arms Regulations (“ITAR“) and/or Export Administration Act/Regulations (“EAR”), as may be amended, and agree to comply with all such laws, regulations or orders. It is the intent of the parties not to disclose any export-controlled information. However, if a party determines that export-controlled information must be disclosed, such party will provide the other party with written notice containing the nature of the export-controlled information prior to any exchange of export-controlled information. Sponsor is solely responsible for any violation of such laws and regulations involving Sponsor or its affiliates, and will defend, indemnify and hold harmless the University if any legal action of any nature results from any such violation.

8.7	Assignment. This Agreement may not be assigned or transferred (either directly or indirectly, by operation of law or otherwise, including by way of a merger, acquisition or other sale event) without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement is binding upon and will inure to each party's respective permitted successors in interest.

8.8	Severability. If any provision of this Agreement is held void or unenforceable, the remaining provisions will nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

8.9	Independent Contractors. The parties are deemed independent contractors and may not bind the other, except as provided for herein or authorized in writing by the other party.

9.10	Force Majeure. If either party hereto shall be delayed or hindered in, or prevented from, the performance of any act required hereunder for any reason beyond such party’s direct control, including but not limited to, strike, lockouts, labor troubles, governmental or judicial actions or orders, riots, insurrections, war, acts of God, inclement weather, epidemics, pandemics, or other reason beyond the party’s control (a “Disability”) then such party’s performance shall be excused for the period of the Disability. Any timelines affected by a Disability shall be extended for a period equal to the delay and any affected Budget shall be adjusted to account for cost increases or decreases resulting from the Disability.

9.11	Public Records. When fully executed, this Agreement itself cannot be Confidential Information per the Arizona Public Records Law, Arizona Revised Statutes 39-121 and 41-1350

9.10	Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, and is binding on all Parties notwithstanding that each of the Parties may have signed different counterparts. Facsimiles or scanned copies of signatures or electronic images of signatures shall be considered original signature unless prohibited by applicable law.

(signatures next page)

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IN WITNESS THEREOF, the parties execute this Agreement as of the day and year written below.

SPONSOR	The Arizona Board of Regents
on behalf of The University of Arizona

By: /s/ Steve N. Slilaty	By: /s/ Elisha Johnson, JD

Name: Steve N. Slilaty, Ph.D.	Name: Elisha Johnson, JD

Title: CEO	Title: Director, Clinical Trials and Contracting

Date: 2/2/22	Date: 2/18/22

Read and Acknowledged

__________________________________
/s/ Gregory Thatcher, PhD

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EXHIBIT A

Research Project -- Statement of Work

Dated November 15, 2021

For reference only

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EXHIBIT B

Payment Schedule and Cost

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Exhibit C

Additional Binding Terms

If checked, the following terms apply to the Agreement:

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